Exhibit 99.1

Behringer Harvard Acquires Tupelo Alley, a

Mixed-Use Community in the Portland Metro Area

DALLAS, July 21, 2010 — Behringer Harvard announced today its acquisition of Tupelo Alley, an urban infill, mixed-use community providing 188 apartment homes and approximately 10,000 square feet of retail space. Tupelo Alley is located in the trendy Mississippi Avenue District on the eastside of Portland, which is Oregon’s largest city and the second-largest city in the Pacific Northwest, based on population. The community is approximately four miles north of Portland’s city center and nine miles southwest of Portland International Airport.

“We’re pleased to acquire this high-quality, newly constructed community in a vibrant live/work/play urban neighborhood,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “With its transit-oriented, centralized location and its commitment to sustainability, Tupelo Alley is a popular choice for young professionals. We believe it offers attractive upside potential.”

Tupelo Alley was constructed in the summer of 2009 at 3850 N. Mississippi Avenue. The stabilized community is seeking LEED Certification from the U.S. Green Building Council for its sustainable practices including Energy Star® appliances, low-emitting materials that improve inside air quality and efficiencies that conserve water and energy. Tupelo Alley consists of three controlled-access residential buildings; one is a mid-rise and the others are three stories each. Residents enjoy reserved below-grade parking, a television lounge with Wi-Fi access, a 24-hour fitness center and a landscaped courtyard with casual seating.

The homes at Tupelo Alley average 770 square feet with one or two bedrooms and baths. The nonsmoking buildings provide interior finishes including ample closets, oversized windows with abundant natural light, wood-style flooring, dual stainless-steel sinks with spray-head faucets, and a washer and dryer. Select homes feature a private patio or balcony, city views and pendant lighting.

The pedestrian-friendly Tupelo Alley community is located in the heart of Mississippi Avenue’s boutiques, restaurants, brewpubs, bakeries, cafés, coffee shops and nightlife venues. Residents enjoy convenient access to public transportation options including light rail and bus services. Tupelo Alley is less than one mile from the TriMet MAX Yellow and Red lines providing commuter rail services throughout Portland. The community also provides easy access to major traffic arteries including interstates 5, 405 and 84.

This investment was made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for Dutch pension funds.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset

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management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers	Barbara Marler	Jason Mattox
Richards Partners	Behringer Harvard	Chief Administrative Officer
katie_myers@richards.com	bmarler@behringerharvard.com	Behringer Harvard
214.891.5842	469.341.2312	jmattox@behringerharvard.com
866.655.3600

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